Exhibit 21

Subsidiaries	State of Organization	Name under which Subsidiary does Business (1)
Altius Health Administrators Inc. (TPA)	Utah

Altius Health Plans Inc. (TPA)	Utah

Carelink Health Plans, Inc. (HMO)	West Virginia

CHC Casualty Risk Retention Group, Inc. (Reinsurance)	Vermont

Coventry Financial Management Services, Inc.	Delaware

Coventry Health and Life Insurance Company (Indemnity)	Delaware

Coventry Health Care Investment Corporation	Delaware

Coventry Healthcare Management Corporation	Delaware	(OH) CHC Management Corporation

Coventry Health Care of Delaware, Inc. (HMO)	Delaware

Coventry Health Care of Georgia, Inc. (HMO)	Georgia

Coventry Health Care of Iowa, Inc. (HMO)	Iowa

Coventry Health Care of Kansas, Inc. (HMO)	Kansas

Coventry Health Care of Louisiana, Inc. (HMO)	Louisiana

Coventry Health Care of Nebraska, Inc. (HMO)	Nebraska

Coventry Health Care of Pennsylvania, Inc. (HMO)	Pennsylvania

Coventry Management Services, Inc. (CSO, IS and employees)	Pennsylvania

Coventry Prescription Management Services, Inc.	Nevada

Coventry Services Corporation	Delaware

Coventry Transplant Network, Inc.	Delaware

First Health Group Corp.	Delaware

Group Health Plan, Inc.	Missouri

HealthAmerica Pennsylvania, Inc. (HMO)	Pennsylvania

HealthAssurance Financial Services, Inc.	Delaware

HealthAssurance Pennsylvania, Inc. (RANLI PPO) (Formerly Health PASS, Inc.)	Pennsylvania

HealthCare USA of Missouri, LLC (Medicaid HMO)	Missouri

OmniCare Health Plan, Inc. (Medicaid HMO)	Michigan

PersonalCare Health Management, Inc.	Illinois

PersonalCare Insurance of Illinois, Inc. (HMO)	Illinois

Southern Health Services, Inc. (HMO)	Virginia

SouthCare HMO, Inc.	Georgia

SouthCare PPO, Inc.	Missouri

WellPath Preferred Services, Inc. (TPA)	North Carolina

WellPath Select, Inc.	North Carolina

(1) Unless otherwise noted, each Subsidiary only does business under its legal name as set forth under the heading “Subsidiaries.”